As filed with the Securities and Exchange Commission on December 17, 2004
                                                                   811-________

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM N-8A

                 NOTIFICATION OF REGISTRATION FILED PURSUANT TO
               SECTION 8(a) OF THE INVESTMENT COMPANY ACT OF 1940

            The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:    Fiduciary/Claymore Equity Premium Equity Income Fund

Address of Principal Business Office:
         2455 Corporate West Drive
         Lisle, Illinois 60532

Telephone Number: (630) 505-3736

Name and address of agent for service of process:
         Nicholas Dalmaso
         Claymore Advisors, LLC
         2455 Corporate West Drive
         Lisle, Illinois 60532

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of
Form N-8A:  YES [ X ]   NO [   ]


                                   SIGNATURE

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in the City of Lisle in the State of Illinois on the 17th day of December, 2004.

                                 FIDUCIARY/CLAYMORE EQUITY PREMIUM INCOME FUND

     /s/ Nicholas Dalmaso                            /s/ Nicholas Dalmaso
    -------------------------------        Attest:  ---------------------------
     By: Nicholas Dalmaso                           By: Nicholas Dalmaso
         Trustee                                        Trustee